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                                                                 EXHIBIT 5.01(c)



                [LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]



                                                    February 26, 2001



Sidley & Austin


875 Third Avenue


New York, New York 10022



                      Re: Campbell Alternative Asset Trust



Ladies and Gentlemen:



     We have acted as special Delaware counsel to First Union Trust Company, National Association, a national banking association with its principal place of business in the State of Delaware ("First Union Delaware"), in connection with Campbell Alternative Asset Trust (formerly known as Campbell Asset Allocation Trust), a Delaware business trust (the "Trust") created pursuant to a Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 3, 2000, as amended by the Certificate of Amendment of the Trust, as filed in the Office of the Secretary of State on October 16, 2000 (as amended, the "Certificate of Trust"), and the Declaration of Trust and Trust Agreement, dated as of May 1, 2000, as amended and restated by the Amended and Restated Declaration and Agreement of Trust, dated as of January 2, 2001, (as amended and restated, the "Agreement"), by and among Campbell & Company, Inc., a Maryland corporation, as managing owner (the "Managing Owner"), First Union Delaware, as trustee (the "Trustee") and each other party who becomes a party to the Trust Agreement as a Unitholder by execution of a Subscription Agreement and Power of Attorney Signature Page (the "Unitholders"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.



     We have examined originals or copies of the Certificate of Trust and the Agreement (collectively, the "Trust Documents"). We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of First Union Delaware as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.



     Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:



          1. First Union Delaware is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States of America with trust powers and with its principal place of business in the State of Delaware. First Union Delaware has the power and authority to execute, deliver and perform its obligations under the Trust Documents and to consummate the transactions contemplated thereby.

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Sidley & Austin


February 26, 2001


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          2. The Trust Documents have been duly authorized, executed and delivered by First Union Delaware.



     The foregoing opinions are subject to the following assumptions, exceptions and qualifications:



A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and federal laws of the United States of America governing the banking and trust powers of First Union Delaware, except that we express no opinion with respect to (i) other federal laws, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended,
(ii) state securities or blue sky laws, or (iii) laws, rules and regulations relating to the particular nature of the assets of the Trust, and we have not considered and express no opinion on the laws of any other state or jurisdiction.



B. We have assumed that the Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Documents are in full force and effect and have not been amended.



C. We have assumed that all signatures on documents submitted to us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.



D. We have not participated in the preparation of any offering materials with respect to the Units and assume no responsibility for their contents.



E. We understand that you will rely as to matters of Delaware law upon this opinion in connection with an opinion to be submitted by you to the Trust and filed by it with the Securities and Exchange Commission as an exhibit to the Registration Statement in connection with the filing by the Trust of the Registration Statement under the Securities Act of 1933, as amended. In connection with such opinion, we hereby consent to your relying as to matters of Delaware law upon this opinion. This opinion is rendered solely for your benefit in connection with the foregoing. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.



                                          Very truly yours,



                                          /Richards, Layton & Finger, P.A./



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